Exhibit 99.1

FOR MORE INFORMATION CONTACT:	FOR IMMEDIATE RELEASE

WesBanco, Inc.	January 23, 2009
Paul M. Limbert, Chief Executive Officer
(304) 234-9206

WesBanco, Inc. Announces Columbus Expansion

Wheeling, WV, January 23, 2009 — (Nasdaq NMS: WSBC) WesBanco, Inc. (“WesBanco”) announced today that it has entered into a definitive agreement with AmTrust Bank (“AmTrust”) to purchase all of AmTrust’s Columbus, Ohio branches. As part of the agreement, WesBanco will assume all of the deposit liabilities and buy the related fixed assets of the five AmTrust branches in the greater Columbus market. WesBanco will not acquire any loans as part of the transaction. WesBanco does not anticipate closing any of the AmTrust branches, and it expects to retain the majority of the AmTrust employees in Columbus.

Pursuant to the agreement, WesBanco will pay a deposit premium of approximately $20.9 million, or a 3.5% premium on approximately $601 million of deposits as of January 16, 2009.

Paul Limbert, President and CEO of WesBanco, commented, “This transaction will dramatically improve our presence in the dynamic Columbus market, and is very consistent with our long-term strategy. WesBanco currently has the number 21 rank in deposits in the Columbus MSA, according to the FDIC. On a pro forma basis following this transaction, we will jump to the number nine position. Our ability to serve customers (both businesses and consumers) in the market will be greatly enhanced, and the transaction will be accretive to our earnings per share in the first year. We believe that the long-term demographics of the Columbus market are compelling, and we will be pleased to welcome the AmTrust employees as we seize the opportunities that are present in the market. Another favorable attribute of the transaction is that we will not take on any additional credit risk as part of the deal.”

The transaction has been approved by the Board of Directors of both companies. No shareholder approvals are required. The transaction is expected to close soon after receiving regulatory approvals, in March 2009.

AmTrust is being represented in the transaction by Bank of America Merrill Lynch and by Sullivan & Cromwell LLP. WesBanco is being represented by Stifel Nicolaus and by Porter, Wright, Morris & Arthur, as well as Phillips, Gardill, Kaiser & Altmeyer.

WesBanco, Inc. is a multi-state bank holding company of $5.1 billion in total assets providing banking services through 109 locations and 146 ATMs in West Virginia, Ohio and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the transaction between AmTrust and WesBanco, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the operations of AmTrust’s branches and WesBanco may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the transaction may not be fully realized within the expected timeframes; disruption from the transaction may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco’s 2007 Annual Report on Form 10-K, and documents subsequently filed by WesBanco with the Securities and Exchange Commission, including WesBanco’s Form 10-Q as of September 30, 2008. All forward-looking statements included in this news release are based on information available at the time of the release. Neither AmTrust nor WesBanco assumes any obligation to update any forward-looking statement.